EXHIBIT 4.1.2
                        STANDARD & POOR'S RATINGS GROUP
                         BOND INSURANCE ADMINISTRATION
                                  25 BROADWAY
                            NEW YORK, NEW YORK 10004
                            TELEPHONE (212) 208-1061
                                                               NOVEMBER 29, 1995

MERRILL LYNCH, PIERCE, FENNER & SMITH   THE BANK OF NEW YORK
INCORPORATED                            (A NEW YORK BANKING CORPORATION)
DEFINED ASSET FUNDS                     P.O. BOX 974
P.O. BOX 9051                           WALL STREET STATION
PRINCETON, NJ 08543-9051                NEW YORK, NEW YORK 10268-0974

RE: MUNICIPAL INVESTMENT TRUST FUND, INSURED SERIES--228, DEFINED ASSET FUNDS

     Pursuant to your request for a Standard & Poor's rating on the units of the above-captioned trust, SEC No. 33-62597, we have reviewed the information presented to us and have assigned a 'AAA' rating to the units of the trust and a 'AAA' rating to the securities contained in the trust. The ratings are direct reflections, of the portfolio of the trust, which will be composed solely of securities covered by bond insurance policies that insure against default in the payment of principal and interest on the securities so long as they remain outstanding. Since such policies have been issued by one or more insurance companies which have been assigned 'AAA' claims paying ability ratings by S&P, S&P has assigned a 'AAA' rating to the units of the trust and to the securities contained in the trust.

     You have permission to use the name of Standard & Poor's Corporation and the above-assigned ratings in connection with your dissemination of information relating to these units, provided that it is understood that the ratings are not 'market' ratings nor recommendations to buy, hold or sell the units of the trust or the securities contained in the trust. Further, it should be understood the rating on the units does not take into account the extent to which fund expenses or portfolio asset sales for less than the fund's purchase price will reduce payment to the unit holders of the interest and principal required to be paid on the portfolio assets. S&P reserves the right to advise its own clients, subscribers, and the public of the ratings. S&P relies on the sponsor and their counsel, accountants, and other experts for the accuracy and completeness of the information submitted in connection with the ratings. S&P does not independently verify the truth or accuracy of any such information.

     This letter evidences our consent to the use of the name of Standard & Poor's Corporation in connection with the rating assigned to the units in the registration statement or prospectus relating to the units of the trust. However, this letter should not be construed as a consent by us, within the meaning of Section 7 of the Securities Act of 1933, to the use of the name of Standard & Poor's Corporation in connection with the ratings assigned to the securities contained in the trust. You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

     Please be certain to send us three copies of your final prospectus as soon as it becomes available. Should we not receive them within a reasonable time after the closing or should they not conform to the representations made to us, we reserve the right to withdraw the rating.

     We are pleased to have had the opportunity to be of service to you. If we can be of further help, please do not hesitate to call upon us.

                                          Sincerely,

                                          VINCENT S. ORGO
                                          Standard & Poor's Corporation